Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this proxy statement/prospectus constituting part of Amendment No. 6 to the Registration Statement on Form S-4 of Canopius Holdings Bermuda Limited of our report dated March 1, 2010, except for Note 21, as to which the date is March 1, 2011, Note 3, as to which the date is February 29, 2012 and Note 2, as to which the date is January 16, 2013, with respect to the consolidated financial statements and financial statement schedules of Tower Group, Inc. for the year ended December 31, 2009, which appear in Tower Group, Inc.’s Annual Report for the year ended December 31, 2011 (Form 10-K/A), filed with the SEC on January 16, 2013. We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Johnson Lambert LLP

Falls Church, Virginia

January 30, 2013